Exhibit 10.14

Power of Attorney

Date: 28 August, 2019

I, Sun Changxun, a People’s Republic of China (“China” or the “PRC”) citizen with PRC Identification Card No.: [REDACTED], and a holder of 72.127% of the entire registered capital in Beijing Ronglian Yitong Information Technology Co., Ltd (“Ronglian Yitong”) as of the date when the Power of Attorney is executed, hereby irrevocably authorize Anxun Guantong (Beijing) Technology Co., Ltd. (“WFOE”) (including such person(s) designated by WFOE, their successors and liquidators) to exercise the following rights relating to all equity interests held by me now and in the future in Ronglian Yitong (“My Shareholding”) during the term of this Power of Attorney:

The WFOE is hereby authorized to act on my behalf as my exclusive agent and attorney with respect to all matters concerning My Shareholding, including but not limited to: 1) attending shareholders’ meetings of Ronglian Yitong; 2) exercising all the shareholder’s rights and shareholder’s voting rights that I am entitled to under the relevant PRC laws and Ronglian Yitong’s Articles of Association, including but not limited to the sale, transfer, pledge, or disposition of My Shareholding in part or in whole; 3) signing minutes and resolutions and filing documents with the companies registry; and 4) designating and appointing on my behalf the legal representative, directors, supervisors, chief executive officer, and other senior management members of Ronglian Yitong.

Without limiting the generality of the powers granted hereunder, the WFOE shall have the power and authority to, on my behalf, execute all the documents I shall sign as stipulated in the Exclusive Option Agreement entered into by and among myself, the WFOE, and Ronglian Yitong on 28 August, 2019 and the Equity Pledge Agreement entered into by and among me, the WFOE, and Ronglian Yitong on 28 March, 2019 (including any modifications, amendments, and restatements thereto, collectively referred to as the “Transaction Documents”), and perform the terms of the Transaction Documents.

All the actions associated with My Shareholding conducted by the WFOE shall be deemed as my own actions, and all the documents related to My Shareholding executed by the WFOE shall be deemed as executed by me. I hereby acknowledge and ratify those actions and/or documents by the WFOE.

The WFOE is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to me or obtaining my consent. If required by PRC laws, the WFOE shall designate a PRC citizen to exercise the aforementioned rights.

During the period that I am a shareholder of Ronglian Yitong, this Power of Attorney shall be irrevocable and continuously effective and valid from the date of execution of this Power of Attorney.

During the term of this Power of Attorney, I hereby waive all the rights associated with My Shareholding, which have been authorized to the WFOE through this Power of Attorney, and I shall not exercise such rights.

This Power of Attorney is written in Chinese and English. The Chinese version and English version shall have equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

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Sun Changxun

By:	/s/ Sun Changxun
Date:	28 August, 2019

Accepted by:

Anxun Guantong (Beijing) Technology Co., Ltd.

By:	/s/ Sun Changxun	/s/ Seal
Name:	Sun Changxun
Title:	Legal Representative

Acknowledged by:

Beijing Ronglian Yitong Information Technology Co., Ltd.

By:	/s/ Sun Changxun	/s/ Seal
Name:	Sun Changxun
Title:	Legal Representative